EXHIBIT 99.1
                                                        ============

                      JOHN B. SANFILIPPO & SON, INC.
                               NEWS RELEASE


COMPANY CONTACT:   Michael J. Valentine
                   Executive Vice President Finance
                   and Chief Financial Officer
                   847-871-6509


FOR IMMEDIATE RELEASE
WEDNESDAY, OCTOBER 22, 2003

                    First Quarter Net Sales Increase 31%
   Basic EPS of $.77 per Share Increases 328% over the 2003 First Quarter


Elk Grove Village, IL, October 22, 2003 -- John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) today announced record operating results for its fiscal 2004 first quarter. Net income was approximately $7.2 million, or 77 cents per share basic (76 cents per share diluted). The current first quarter net income more than quadrupled the first quarter 2003 net income of approximately $1.7 million or 18 cents per share (basic and diluted).

Net sales for the fiscal 2004 first quarter increased by more than 30 percent to approximately $121.7 million from approximately $93.1 million in the first quarter of fiscal 2003. This net sales increase was fueled primarily by percentage increases in the consumer, food service, export and industrial distribution channels of approximately
35 percent, 33 percent, 35 percent and 25 percent, respectively.   The
gross margin for the first quarter of fiscal 2004 increased to 18.5 percent of net sales from 11.9 percent of net sales for the first quarter of fiscal 2003. Several factors contributed to this increase. The improvement in gross profit margin for the first quarter of fiscal 2004 is primarily attributable to lower peanut costs, increased plant utilization, and better than expected pecan shelling yield partially offset by an increase in the amount due almond growers pursuant to a final crop settlement and a decrease in the value of the pecan
inventory in anticipation of a lower pecan market.   Additionally, in
anticipation of the implementation of the new farm bill, the Company wrote down the value of its peanut inventory to market during first quarter of fiscal 2003, which negatively impacted gross margins for that quarter.

Selling and administrative expenses increased as a percentage of net sales to 8.1 percent for the first quarter of fiscal 2004 from 7.7 percent in the fiscal 2003 first quarter. Selling expense for the first quarter of fiscal 2004 is down from fiscal 2003 as a percent of net sales due to increased sales volume. Administrative expense increased for the first quarter of fiscal 2004 primarily due to greater incentive-based compensation expense. Operating income for the first quarter of fiscal 2004 rose to approximately $12.7 million versus approximately $3.8 million in the first quarter of the prior year. Interest expense in the first quarter of fiscal 2004 was approximately $1.0 million in comparison to $1.2 million in the first quarter of fiscal 2003. Scheduled principal payments of long-term debt, which were made during the quarter accounted for the decline in interest expense.

"There is definitely a substantial increase in the consumption of nuts and products containing nuts as evidenced by our first quarter results and the consumption data that we receive from A.C. Nielsen," noted Jasper B. Sanfilippo, Chairman of the Board and Chief Executive Officer. "This initial quarter of fiscal 2004 should be the prelude to another successful year. However, the Company will not rest on its laurels. We will continue to meet the increasing consumer demand for nut products and continue to focus on benefiting from the message that the frequent consumption of nut products can deliver meaningful health benefits for consumers. As stated in our recent annual report, we will also explore the possibility of consolidating our operations in order to gain further processing efficiencies and to support the growth trend that the nut category has enjoyed," concluded Mr. Sanfilippo.

The statement of Jasper B. Sanfilippo in this release is forward-looking. This forward-looking statement is based on the Company's current expectations and involves risks and uncertainties. Consequently, the Company's actual results could differ materially. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company's products; (ii) changes in the availability and costs of raw materials for the production of the Company's products; (iii) fluctuations in the value of the Company's inventories of pecans, walnuts, almonds, peanuts or other nuts due to fluctuations in the market prices of these nuts; (iv) the Company's ability to lessen the negative impact of competitive pressures by reducing its selling prices and increasing sales volume while at the same time maintaining profit margins by reducing costs; (v) the outcome of a pending governmental antitrust investigation of the peanut shelling industry; and (vi) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company's control.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company's Fisher, Evon's, Snack 'N Serve Nut Bowl, Sunshine Country, Flavor Tree and Texas Pride brand names. The Company also markets and distributes a diverse product line of other food and snack items.




                       JOHN B. SANFILIPPO & SON, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
               (Dollars in thousands, except earnings per share)

                                               For the Quarter Ended
                                         --------------------------------
                                                   (Unaudited)
                                         September 25,      September 26,
                                               2003               2002
                                         -------------      -------------
Net sales                                    $121,748            $93,069
Cost of sales                                  99,268             82,027
                                             --------            -------
Gross profit                                   22,480             11,042
                                             --------            -------
Selling expenses                                6,018              4,851
Administrative expenses                         3,843              2,373
                                             --------            -------
                                                9,861              7,224
                                             --------            -------
Income from operations                         12,619              3,818
                                             --------            -------
Other income (expense):
  Interest expense                               (995)            (1,178)
  Rental income                                   118                111
                                             --------            -------
                                                 (877)            (1,067)
                                             --------            -------
Income before income taxes                     11,742              2,751
Income tax expense                              4,580              1,073
                                             --------            -------
Net income                                     $7,162             $1,678
                                             ========            =======
Basic earnings per share                        $0.77              $0.18
                                             ========            =======
Diluted earnings per share                      $0.76              $0.18
                                             ========            =======
Weighted average shares outstanding
  -- basic                                  9,328,884          9,153,465
                                            =========          =========
  -- diluted                                9,480,281          9,211,280
                                            =========          =========




                        JOHN B. SANFILIPPO & SON, INC.
                         CONSOLIDATED BALANCE SHEETS
                            (Dollars in thousands)

                                             (Unaudited)
                                            September 25,        June 26,
                                                   2003            2003
                                            -------------        --------
ASSETS

CURRENT ASSETS:
  Cash                                           $3,173           $2,448
  Accounts receivable, net                       42,864           29,142
  Inventories                                   105,701          112,016
  Deferred income taxes                           1,257            1,257
  Income taxes receivable                            --              469
  Prepaid expenses and other current assets       2,285            2,192
                                               --------         --------
                                                155,280          147,524

PROPERTIES, NET                                  68,451           67,117
OTHER ASSETS                                      8,712            9,086
                                               --------         --------
                                               $232,443         $223,727
                                               ========         ========

                                             (Unaudited)
                                            September 25,        June 26,
                                                   2003            2003
                                            -------------        --------
LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable                                 $10,889          $29,702
  Current maturities of long-term debt           10,946           10,776
  Accounts payable                               33,026           13,658
  Drafts payable                                 10,846            5,507
  Accrued expenses                               12,124           12,699
  Income taxes payable                            3,850               --
                                               --------         --------
                                                 81,681           72,342
                                               --------         --------
LONG-TERM DEBT                                   21,790           29,640
LONG-TERM DEFERRED INCOME TAXES                   2,964            2,964
                                               --------         --------
                                                 24,754           32,604
                                               --------         --------
STOCKHOLDERS' EQUITY:
  Class A common stock                               37               37
  Common stock                                       58               58
  Capital in excess of par value                 58,976           58,911
  Retained earnings                              68,141           60,979
  Treasury stock                                 (1,204)          (1,204)
                                               --------         --------
                                                126,008          118,781
                                               --------         --------
                                               $232,443         $223,727
                                               ========         ========